Mail Stop 3561
                                                              November 19, 2018


    Martin Kropelnicki
    President and Chief Executive Officer
    California Water Service Group
    1720 North First Street
    San Jose, California 95112


            Re:   SJW Group
                  Preliminary Proxy Statement on Schedule 14A
                  Filed May 2, 2018 by California Water Service Group File No. 001-08966

    Dear Mr. Kropelnicki:

           We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                              Sincerely,

                                                              /s/ Lisa M. Kohl
for

                                                              Mara L. Ransom
                                                              Assistant
Director
                                                              Office of
Consumer Products